UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

ARROW INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following press release was distributed on September 10, 2007:

Contact:	Frederick J. Hirt
(610)-478-3117
GLASS LEWIS RECOMMENDS ARROW SHAREHOLDERS VOTE ON THE WHITE PROXY CARD
FOR MERGER WITH TELEFLEX AND FOR CURRENT BOARD OF DIRECTORS AT ARROW
ANNUAL MEETING
SAYS CURRENT BOARD IS “BEST SUITED” TO CONCLUDE MERGER AND MANAGE COMPANY
COMPANY ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO
WAITING PERIOD
September 10, 2007— Reading, PA — Arrow International, Inc. (NASDAQ: ARRO), a leading global provider of catheter-based access and therapeutic products for critical and cardiac care, reported that Glass, Lewis & Co., a leading proxy advisory firm, is advising its clients to approve Arrow’s planned $45.50 merger with Teleflex Incorporated (NYSE: TFX) and vote on the WHITE proxy card to adopt the merger agreement and in favor of all of Arrow’s director nominees at Arrow’s upcoming Annual Meeting on September 20, 2007. Shareholders of record on August 7, 2007 are entitled to vote in person or by proxy at the Meeting.
In its recommendation dated September 7, 2007, Glass, Lewis stated, “We make this recommendation knowing that the current directors have shown great resolve to act in shareholder’s interests during a period of executive and director turnover. In our opinion, we believe that the incumbent directors are best suited to manage the agreement to closure or to oversee the business in the case that the agreement is not approved by shareholders.”*
R. James Macaleer, Chairman of the Board of Arrow International, Inc. said, “We are pleased that Glass, Lewis has advised its clients who are Arrow shareholders to vote for the $45.50 per share Teleflex merger and to support the election of the current Arrow Board. We encourage all shareholders to sign and return their WHITE proxy card today and to ignore the blue proxy cards from the McNeil Trust.”
Arrow also announced the expiration of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act in connection with the definitive agreement under which Teleflex will acquire Arrow in an all cash transaction valued at approximately $2 billion. There are no additional regulatory requirements that are conditions to consummating the transaction.
With this regulatory matter satisfied, the companies now expect the transaction to close shortly following the receipt of approval of a majority of the votes cast by all Arrow shareholders who are entitled to vote and who are present in person or by proxy at the Arrow Annual Meeting on September 20, 2007.
About Arrow:

*	Permission to use quotation from Glass Lewis was neither sought or obtained.

Arrow develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The company’s products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists and other healthcare providers. Arrow’s news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com. Arrow’s common stock trades on the NASDAQ Global Select Market SM under the symbol ARRO.
Caution Concerning Forward-looking information:
This press release contains forward-looking statements, including the anticipated timing for closing of the transaction. A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from Arrow’s expectations can be found Arrow’s Annual Report on Form 10-K, as amended and in Arrow’s other filings with the SEC. The expectations and assumptions reflected in such forward looking statements may prove incorrect. Arrow does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise.
Additional Information
In connection with the proposed acquisition of Arrow by Teleflex Incorporated and Arrow’s 2007 Annual Meeting of Shareholders, Arrow filed a definitive proxy statement with the SEC, on August 24, 2007 and will be filing other documents with the SEC. Prior to the Annual Meeting, Arrow will furnish the definitive proxy statement to its shareholders, together with a WHITE proxy card. Arrow shareholders are strongly advised to carefully read Arrow’s definitive proxy statement. Shareholders may obtain the definitive proxy statement on file with the SEC and any other documents filed by Arrow with the SEC for free at the internet website maintained by the SEC at www.sec.gov. Shareholders will be able to obtain free copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement at Arrow’s website at www.arrowintl.com or by writing to Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605. In addition, copies of Arrow’s proxy materials may be requested by contacting our proxy solicitor, Morrow & Co. at (800) 662-5200 toll-free or by writing to Morrow & Co., 470 West Avenue, Stamford, CT 06902. Arrow and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Additional information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Arrow’s shareholders is available in Arrow’s definitive proxy statement filed with the SEC on August 24, 2007.